Contact:	Julie McDowell	Exhibit 99.1
Vice President, Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	April 30, 2004

Teleflex Stockholders Elect Three Members to the Board of Directors

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that James W. Zug was elected to Teleflex’s Board of Directors at the Company’s Annual Meeting of Stock-holders. Mr. Zug retired as audit partner, PricewaterhouseCoopers LLP. He is a director of Amkor Technology, Inc. and Brandywine Group of Mutual Funds.

     Reelected to the board at the Teleflex stockholder meeting were Patricia C. Barron, a retired clinical professor, Stern School of Business, New York University and a director of ARAMARK Corporation, Quaker Chemical Company, Ultralife Batteries Corporation and U.S.A.A. and Donald Beckman, of counsel, Beckman and Associates.

     Joseph S. Gonnella, MD, a director since 1995, retired as a member of the Teleflex board at the close of the stockholder meeting. Dr. Gonnella was recognized at the meeting for his years of service.

     The meeting included a brief presentation by Jeffrey P. Black, president and chief executive officer of Teleflex. An audio webcast of the Teleflex Annual Meeting of Stockholders is available at the company’s website www.teleflex.com.

     Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures, and distributes quality engineered products for the automotive, marine, industrial, medical and aerospace markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers.

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